Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2026 RESULTS

Lake Forest, IL, July 22, 2026 – Packaging Corporation of America (NYSE: PKG) today reported second quarter 2026 net income of $192 million, or $2.15 per share, and net income of $210 million, or $2.35 per share, excluding special items. Second quarter net sales were $2.5 billion in 2026 and $2.2 billion in 2025.

Diluted earnings per share attributable to Packaging Corporation of America shareholders

	Three Months Ended
	June 30,
	2026	2025	Change
Reported Diluted EPS	$2.15	$2.67	$(0.52)
Special Items Expense/(Income) (1)	0.20	(0.19)	0.39
Diluted EPS excluding Special Items (2)	$2.35	$2.48	$(0.13)

(1) For descriptions and amounts of our special items, see the schedules with this release.

(2) Diluted EPS excluding Special Items is a non-GAAP financial measure. For information regarding our use of non-GAAP financial measures and descriptions and amounts of our special items, see the schedules with this release.

Reported earnings in the second quarter of 2026 include special items primarily for facility closure costs and write-offs, costs related to the restructuring of the Wallula, WA containerboard mill and acquisition and integration-related costs. Reported earnings in the second quarter of 2025 included special items relating to gains on the sale of real estate in connection with the closure of corrugated products facilities, partially offset by acquisition and integration related costs.

Excluding special items, the ($.13) per share decrease in second quarter 2026 earnings compared to the second quarter of 2025 resulted from ($.27) lower earnings in the legacy business, partially offset by $.14 of earnings from the acquired Greif operations. The lower earnings in the legacy business was driven by higher freight costs ($0.26), higher corporate and other expenses ($.12), unfavorable price and mix in the packaging business ($.11), higher labor and operating costs ($.05), higher depreciation and amortization expenses ($.03), higher fiber costs ($.02), higher tax rate ($.02) and higher interest expense, excluding Greif acquisition indebtedness ($.01). These items were partially offset by higher production and sales volume in the packaging business $.26, lower maintenance outage expenses $.04, higher production and sales volume in the paper business $.03 and higher price and mix in the paper business $.02. The $.14 of Greif earnings during the quarter included a $0.04 benefit to depreciation expense due to measurement period adjustments for the valuation of certain fixed assets on the opening balance sheet of the acquired business.

Earnings were $.02 above second quarter guidance of $2.33 per share primarily due to favorable volume in the legacy packaging business, lower production costs in the legacy packaging business and higher than expected earnings from the acquired business due to favorable volume, price and mix, partially offset by higher-than-forecast costs for freight, recycled fiber and employee benefits.

Financial information by segment is summarized below and in the schedules with this release.

	(dollars in millions)
	Three Months Ended
	June 30,
	2026	2025
Segment operating income (loss)
Packaging	$313.2	$346.3
Paper	34.3	25.8
Corporate and Other	(56.3)	(38.4)
	$291.2	$333.7

Segment operating income (loss) excluding special items (1)
Packaging	$327.8	$321.7
Paper	34.3	25.8
Corporate and Other	(47.2)	(36.8)
	$314.9	$310.7

EBITDA excluding special items (1)
Packaging	$488.6	$452.9
Paper	39.1	30.3
Corporate and Other	(42.0)	(32.4)
	$485.7	$450.8

(1) Segment operating income (loss) excluding special items and EBITDA excluding special items are non-GAAP financial measures. We provide information regarding our use of non-GAAP financial measures and reconciliations of historical non-GAAP financial measures presented in this press release to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

Total corrugated products shipments were up 24.3% per day and in total compared to the second quarter of 2025. In the legacy packaging business, corrugated products shipments were up 4.1% per day and in total compared to the second quarter of 2025, with the same number of shipping days in each period. Containerboard production was 1,415,000 tons, and containerboard inventory was down 25,000 tons compared to the first quarter of 2026 and up 40,000 tons compared to the second quarter of 2025, primarily due to the acquisition. In the Paper segment, sales volume was up 6.3% from the second quarter of 2025.

Commenting on reported results, Mark W. Kowlzan, Chairman and CEO, said, “We achieved an all-time quarterly record in total corrugated shipments in our legacy corrugated operations. Demand remained strong throughout the entire quarter, and we began to meaningfully realize the first of our previously announced price increases in the corrugated products business. The acquired Greif business contributed to earnings, driven by strong volumes at the corrugated plants and improved operational performance at the mills, with production consistently exceeding capabilities at the time of the acquisition. We continued to operate our mill system at full capacity and reduced export sales by approximately 30,000 tons from first quarter levels to support our corrugated products demand. Our volumes and outstanding operating performance across our businesses helped us mitigate significantly higher freight and recycled fiber costs.”

Mr. Kowlzan added, “Looking ahead as we move from the second quarter into the third quarter, we expect continued strong demand in the Packaging segment and corrugated products volume to increase with one more shipping day. Prices for containerboard and corrugated products will be higher as we complete the implementation of our first announced price increase and begin to realize our second announced price increase. Packaging mill production will be higher with one more operating day and lower impact to production from maintenance outages. We expect better operating performance across our containerboard mill system with continued improved capabilities from our Jackson mill and our acquired Greif mills. Mill maintenance outage expenses will be lower in total and in the Packaging segment and higher in the Paper segment with the scheduled outage at the International Falls mill. We expect lower volume and higher prices in the Paper segment as a result of the maintenance outage and the continued implementation of our previously announced paper price increases. We expect costs for freight to remain at or around the elevated levels we experienced in May and June and higher for the quarter. Prices for recycled fiber are continuing to increase and higher mill production will drive increased usage. Costs for chemicals and purchased electricity will be higher and will remain relatively flat for wood fiber and natural gas. We expect improvement in benefits costs due to second quarter unfavorability that is not expected to repeat in the third quarter. Considering these items, we expect third quarter earnings of $ 2.91 per share, excluding special items.”

We present our earnings expectation for the upcoming quarter excluding special items as special items are difficult to predict and quantify and may reflect the effect of future events. We currently expect to incur acquisition and integration related costs and costs related to the closure of corrugated products facilities during the third quarter; however, additional special items may arise due to third quarter events.

PCA is the third largest producer of containerboard products and a leading producer of uncoated freesheet paper in North America. PCA operates ten mills and 90 corrugated products plants and related facilities.

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, expected benefits from acquisitions and restructuring activities, our industry and our business strategy. Statements that contain words such as “will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2025, and in subsequent quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 2nd Quarter 2026 Earnings Conference Call
Conference ID: Packaging Corporation of America

WHEN:	Thursday, July 23, 2026 at 9:00am Eastern Time

PRE-REGISTRATION:	https://dpregister.com/sreg/10205355/102fb95d496
OR
CALL-IN NUMBER:	(833) 816-1102 (U.S.); (866) 605-3852 (Canada) or (412) 317-0684 (International)
Dial in by 8:45am Eastern Time

WEBCAST INFO:	www.packagingcorp.com

REBROADCAST DATES:	July 23, 2026 through August 6, 2026

REBROADCAST NUMBERS:	(855) 669-9658 (U.S. and Canada); (412) 317-0088 (International)
Passcode: 9358134

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

(dollars in millions, except per-share data)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2026		2025		2026		2025
Net sales	$2,489.9		$2,171.3		$4,857.6		$4,312.3
Cost of sales	(1,977.4)	(1)	(1,688.3)	(2)	(3,892.3)	(1)	(3,374.5)	(2)
Gross profit	512.5		483.0		965.3		937.8
Selling, general, and administrative expenses	(179.3)		(153.2)		(359.6)		(314.6)
Other (expense) income, net	(42.0)	(1)	3.9	(2)	(63.2)	(1)	(9.2)	(2)
Income from operations	291.2		333.7		542.5		614.0
Non-operating pension income	1.1		—		2.2		—
Interest expense, net	(33.3)		(13.1)		(66.0)		(26.0)
Income before taxes	259.0		320.6		478.7		588.0
Provision for income taxes	(66.9)		(79.1)		(115.7)		(142.7)
Net income	$192.1		$241.5		$363.0		$445.3

Earnings per share:
Basic	$2.16		$2.68		$4.07		$4.95
Diluted	$2.15		$2.67		$4.05		$4.93

Computation of diluted earnings per share under the two class method:
Net income	$192.1	$241.5	$363.0	$445.3
Less: Distributed and undistributed income available to participating securities	(1.1)	(1.6)	(2.2)	(3.0)
Net income attributable to PCA shareholders	$191.0	$239.9	$360.8	$442.3
Diluted weighted average shares outstanding	89.0	89.7	89.1	89.7
Diluted earnings per share	$2.15	$2.67	$4.05	$4.93

Supplemental financial information:
Capital spending	$205.9	$169.7	$370.6	$317.8
Cash, cash equivalents, and marketable debt securities	$666.8	$955.9	$666.8	$955.9

(1)
The three and six months ended June 30, 2026 include the following:

a.
$14.1 million and $17.0 million, respectively, of charges consisting of closure costs related to corrugated products facilities and the write-off of charges related to renewable energy projects. The costs were recorded in “Cost of sales” and “Other expense, net”, as appropriate.

b.
$6.3 million and $59.7 million, respectively, of charges related to the announced discontinuation of the No. 2 machine and kraft pulping facilities at the Wallula, Washington containerboard mill. The costs were recorded in “Cost of sales” and “Other expense, net”, as appropriate.

c.
$3.3 million and $6.7 million, respectively, of charges for acquisition and integration costs related to recent acquisitions. The costs were recorded in “Other expense, net.”

(2)
The three and six months ended June 30, 2025 include the following:

a.
$24.6 million and $18.8 million, respectively, of income related to gains on sales of corrugated products facilities, partially offset by closure costs related to corrugated products facilities. These items were recorded in “Cost of sales” and “Other expense, net”, as appropriate.

b.
$1.6 million of charges related to the announced Greif, Inc. acquisition, which were recorded in “Other expense, net.”

Packaging Corporation of America

Segment Information

Unaudited

(dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Segment sales
Packaging	$2,311.3	$2,005.9	$4,499.8	$3,976.3
Paper	157.3	145.8	317.2	300.0
Corporate and Other	21.3	19.6	40.6	36.0
	$2,489.9	$2,171.3	$4,857.6	$4,312.3

Segment operating income (loss)
Packaging	$313.2	$346.3	$573.5	$624.4
Paper	34.3	25.8	67.2	61.4
Corporate and Other	(56.3)	(38.4)	(98.2)	(71.8)
Income from operations	291.2	333.7	542.5	614.0
Non-operating pension income	1.1	—	2.2	—
Interest expense, net	(33.3)	(13.1)	(66.0)	(26.0)
Income before taxes	$259.0	$320.6	$478.7	$588.0

Segment operating income (loss) excluding special items (1)
Packaging	$327.8	$321.7	$644.4	$605.6
Paper	34.3	25.8	67.2	61.4
Corporate and Other	(47.2)	(36.8)	(85.7)	(70.2)
	$314.9	$310.7	$625.9	$596.8

EBITDA excluding special items (1)
Packaging	$488.6	$452.9	$970.4	$862.1
Paper	39.1	30.3	76.8	70.5
Corporate and Other	(42.0)	(32.4)	(76.0)	(60.8)
	$485.7	$450.8	$971.2	$871.8

____________

(1)
Income (loss) from operations excluding special items, segment operating income (loss) excluding special items, earnings before non-operating pension income, interest, income taxes, and depreciation, amortization, and depletion (EBITDA), segment EBITDA, EBITDA excluding special items, and segment EBITDA excluding special items are non-GAAP financial measures. Management excludes special items as it believes these items are not necessarily reflective of the ongoing results of operations of our business. We present these measures because they provide a means to evaluate the performance of our segments and our company on an ongoing basis using the same measures that are used by our management, because these measures assist in providing a meaningful comparison between periods presented and because these measures are frequently used by investors and other interested parties in the evaluation of companies and the performance of their segments. The tables included in "Reconciliation of Non-GAAP Financial Measures" on the following pages reconcile the non-GAAP measures with the most directly comparable GAAP measures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Packaging
Segment operating income	$313.2	$346.3	$573.5	$624.4
Facilities closure and other costs (income)	8.3	(24.6)	11.2	(18.8)
Wallula mill restructuring	6.3	—	59.7	—
Segment operating income excluding special items (1)	$327.8	$321.7	$644.4	$605.6

Paper
Segment operating income	$34.3	$25.8	$67.2	$61.4
Segment operating income excluding special items (1)	$34.3	$25.8	$67.2	$61.4

Corporate and Other
Segment operating loss	$(56.3)	$(38.4)	$(98.2)	$(71.8)
Facilities closure and other costs	5.8	—	5.8	—
Acquisition and integration-related costs	3.3	1.6	6.7	1.6
Segment operating loss excluding special items (1)	$(47.2)	$(36.8)	$(85.7)	$(70.2)

Income from operations	$291.2	$333.7	$542.5	$614.0

Income from operations, excluding special items (1)	$314.9	$310.7	$625.9	$596.8

____________

(1)
See footnote (1) on page 2, for a discussion of non-GAAP financial measures.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in millions)

Net Income Excluding Special Items and EPS Excluding Special Items (1)

	Three Months Ended
	June 30,
	2026				2025
	Income before Taxes	Income Taxes	Net Income	Diluted EPS	Income before Taxes	Income Taxes	Net Income	Diluted EPS
As reported in accordance with GAAP	$259.0	$(66.9)	$192.1	$2.15	$320.6	$(79.1)	$241.5	$2.67
Special items (2):
Facilities closure and other costs (income)	14.1	(3.4)	10.7	0.12	(24.6)	6.1	(18.5)	(0.20)
Acquisition and integration-related costs	3.3	(0.8)	2.5	0.03	1.6	(0.4)	1.2	0.01
Wallula mill restructuring	6.3	(1.5)	4.8	0.05	—	—	—	—
Total special items	23.7	(5.7)	18.0	0.20	(23.0)	5.7	(17.3)	(0.19)
Excluding special items	$282.7	$(72.6)	$210.1	$2.35	$297.6	$(73.4)	$224.2	$2.48

	Six Months Ended
	June 30,
	2026				2025
	Income before Taxes	Income Taxes	Net Income	Diluted EPS	Income before Taxes	Income Taxes	Net Income	Diluted EPS
As reported in accordance with GAAP	$478.7	$(115.7)	$363.0	$4.05	$588.0	$(142.7)	$445.3	$4.93
Special items (2):
Facilities closure and other costs (income)	17.0	(4.3)	12.7	0.14	(18.8)	4.7	(14.1)	(0.15)
Acquisition and integration-related costs	6.7	(1.7)	5.0	0.06	1.6	(0.4)	1.2	0.01
Wallula mill restructuring	59.7	(15.1)	44.6	0.50	—	—	—	—
Total special items	83.4	(21.1)	62.3	0.70	(17.2)	4.3	(12.9)	(0.14)
Excluding special items	$562.1	$(136.8)	$425.3	$4.75	$570.8	$(138.4)	$432.4	$4.79

____________

(1)
Net income excluding special items and earnings per share excluding special items are non-GAAP financial measures. Management excludes special items as it believes these items are not necessarily reflective of the ongoing results of operations of our business. We present these measures because they provide a means to evaluate the performance of our company on an ongoing basis using the same measures that are used by our management, because these measures assist in providing a meaningful comparison between periods presented and because these measures are frequently used by investors and other interested parties in the evaluation of companies and their performance. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.
(2)
Pre-tax special items are tax-effected at a combined federal and state income tax rate in effect for the period the special items were recorded and this rate is adjusted for each subsequent quarter to be consistent with the estimated annual effective tax rate, in accordance with ASC 270, Interim Reporting, and ASC 740-270, Income Taxes – Intra Period Tax Allocation. For all periods presented, income taxes on pre-tax special items represent the current amount of tax. For more information related to these items, see the footnotes to the Consolidated Earnings Results on page 1.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in millions)

EBITDA and EBITDA Excluding Special Items (1)

EBITDA represents income before non-operating pension income, interest, income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA and EBITDA excluding special items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$192.1	$241.5	$363.0	$445.3
Non-operating pension income	(1.1)	—	(2.2)	—
Interest expense, net	33.3	13.1	66.0	26.0
Provision for income taxes	66.9	79.1	115.7	142.7
Depreciation, amortization, and depletion	176.3	140.7	401.5	278.6
EBITDA (1)	$467.5	$474.4	$944.0	$892.6
Special items:
Facilities closure and other costs (income)	8.6	(25.2)	11.5	(22.4)
Acquisition and integration-related costs	3.3	1.6	6.7	1.6
Wallula mill restructuring	6.3	—	9.0	—
EBITDA excluding special items (1)	$485.7	$450.8	$971.2	$871.8

____________

(1)
See footnote (1) on page 2, for a discussion of non-GAAP financial measures.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in millions)

The following table reconciles segment operating income (loss) to segment EBITDA and segment EBITDA excluding special items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Packaging
Segment operating income	$313.2	$346.3	$573.5	$624.4
Depreciation, amortization, and depletion	166.3	131.8	382.2	260.1
EBITDA (1)	479.5	478.1	955.7	884.5
Facilities closure and other costs (income)	2.8	(25.2)	5.7	(22.4)
Wallula mill restructuring	6.3	—	9.0	—
EBITDA excluding special items (1)	$488.6	$452.9	$970.4	$862.1

Paper
Segment operating income	$34.3	$25.8	$67.2	$61.4
Depreciation, amortization, and depletion	4.8	4.5	9.6	9.1
EBITDA (1)	39.1	30.3	76.8	70.5
EBITDA excluding special items (1)	$39.1	$30.3	$76.8	$70.5

Corporate and Other
Segment operating loss	$(56.3)	$(38.4)	$(98.2)	$(71.8)
Depreciation, amortization, and depletion	5.2	4.4	9.7	9.4
EBITDA (1)	(51.1)	(34.0)	(88.5)	(62.4)
Facilities closure and other costs	5.8	—	5.8	—
Acquisition and integration-related costs	3.3	1.6	6.7	1.6
EBITDA excluding special items (1)	$(42.0)	$(32.4)	$(76.0)	$(60.8)

EBITDA excluding special items (1)	$485.7	$450.8	$971.2	$871.8

____________

(1)
See footnote (1) on page 2, for a discussion of non-GAAP financial measures.